FREE WRITING PROSPECTUS

Relating to the resale of shares of Class A common stock by certain selling shareholders

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-275508

FreeCast, Inc.

Class A Common Stock

Nasdaq Global Market (Ticker: CAST)

IMPORTANT INFORMATION

This free writing prospectus relates to the resale of shares of Class A common stock of FreeCast, Inc. (the “Company”) by certain selling shareholders identified in the final prospectus dated February 11, 2026 filed pursuant to Rule 424(b)(4), as supplemented by the prospectus supplement filed with the U.S. Securities and Exchange Commission on March 9, 2026.

FreeCast will not receive any proceeds from the sale of shares by the selling shareholders.

Investors should read the final prospectus, as supplemented, and the other documents that FreeCast has filed with the U.S. Securities and Exchange Commission for more complete information about the company and the listing of its Class A common stock.

The press releases included below were previously issued by the Company in the ordinary course of business and are being filed pursuant to Rule 433 under the Securities Act of 1933. These press releases relate to the effectiveness of the Company’s registration statement and the anticipated direct listing of its Class A common stock on the Nasdaq Global Market.

The text of the press releases included below has been derived from publicly available versions of the press releases and may not reflect the exact formatting or presentation of the original releases.

Press Release

FreeCast, Inc. Announces Effectiveness of Registration Statement and Anticipated Listing Date of Class A Common Stock on Nasdaq Global Market

February 20, 2026

ORLANDO, Fla.—FreeCast, Inc., an enterprise streaming technology and media infrastructure provider, today announced that its registration statement on Form S-1, as filed with the U.S. Securities and Exchange Commission (“SEC”), relating to a proposed public direct listing of its Class A common stock, has been declared effective by the SEC.

The company anticipates that its Class A common stock will begin trading on the Nasdaq Global Market under the ticker symbol “CAST” on March 3, 2026.

A copy of the prospectus related to the registration statement may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FreeCast, Inc.

FreeCast, Inc. is a streaming technology company focused on aggregating and organizing streaming television services through its SmartGuide® platform.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and assumptions that are subject to change. Actual results may differ materially from those expressed or implied in the forward-looking statements. The company undertakes no obligation to update any forward-looking statements except as required by law.

Press Release

FreeCast Inc. Announces Rescheduling of Direct Listing to March 10, 2026

February 27, 2026

ORLANDO, Fla.—FreeCast Inc. today announced that it has rescheduled the date of its previously planned direct listing of its Class A common stock on the Nasdaq Global Market.

The direct listing, originally expected to occur on March 3, 2026, is now anticipated to occur on March 10, 2026. The company’s Class A common stock is expected to trade under the ticker symbol “CAST.”

No other changes have been made to the company’s planned listing.

About FreeCast Inc.

FreeCast Inc. is a digital media technology company focused on providing aggregated streaming and digital content solutions to consumers worldwide.